Exhibit 10.10

February 4, 2009

C. Douglas White

12972 Linden Church Rd.

Clarksville, MD 21029

Dear Doug:

On behalf of BG Medicine, Inc. (the “Company”), and the entire Board of Directors of the Company, I am delighted to offer you employment with the Company. Your initial position will be Executive Vice President and General Manager, Diagnostics, reporting to me. We anticipate that your employment will start effective February 16, 2009 (the “Start Date”). In this key position you will initially have responsibility for sales, marketing, strategy, corporate development and manufacturing. More specifically, you will have responsibility for guiding the Company’s commercial operations, setting a clear strategic vision for the future product launches and sales and marketing initiatives, directing reimbursement strategy for products, developing commercialization models through execution, implementing marketing plans, identifying expansion opportunities for the Company’s product pipeline as well as negotiating in-licensing agreements, developing all service and distributions systems for diagnostics products, building and leading a world class team to execute against objectives and as well as status reporting to the Board of Directors and the Chief Executive Officer (or his designee). You will also be expected to perform such other and/or different services for the Company, including broader corporate responsibilities, as may be assigned to you from time to time by the Board of Directors and the Chief Executive Officer (or his designee).

This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason, with or without notice. In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. Other than the terms of this agreement, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

1. Compensation.

a. Salary. Your initial base pay will be at a rate of $11,458.33 on a semi-monthly basis ($275,000.00 on an annualized basis), minus customary deductions for federal and state taxes and the like, and in accordance with the Company’s normal payroll practices.

b. Annual Performance Bonus. You will also be eligible to receive an annual bonus of up to thirty-five percent (35%) of your base salary, payable upon the achievement, as determined by the Chief Executive Officer and Board of Directors, of specific milestones to be mutually agreed upon. The company will guarantee a minimum bonus payment of $30,000 for 2009 plan year performance.

c. Stock Options. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2001 Stock Option and Incentive Plan, as amended, and subject to Board approval, you will be granted an option to purchase 400,000 shares of common stock of the Company at an exercise price equal to the fair market value of the stock at the time of the grant as determined by the Board of Directors. This option will vest 25% on the first anniversary of your first day of employment and thereafter the remaining 75% shall vest on a quarterly basis on the last day of each quarter over a period of three years, provided that you remain employed on the vesting day. Additionally, upon a “change of control” (as defined in the Option Agreement) of the Company during your employment by the Company, 50% of any of your unvested option shares at the time of the change of control shall become immediately vested and exercisable. Additionally, if within one (1) year following a “change of control” (as defined in the Option Agreement) of the Company: (i) the Company terminates your employment with the Company for reasons other than for “Cause”, “Death” or “Disability” (as these terms are defined in the Option Agreement); or (ii) there is a material adverse change in your authority, job duties or responsibilities that materially diminishes your status or authority as the Executive Vice President and General Manager, Diagnostics compared with your status or authority immediately prior to the “change of control” then the remaining 50% of any of your unvested option shares shall become immediately vested and exercisable. The aforesaid will be subject to the specific terms and conditions of the applicable plan document, which, in the case of inconsistency, shall govern.

d. Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. In addition, you will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to receive four (4) weeks vacation and up to twelve (12) holidays, as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

e. Travel and Expense. It is understood by the parties that your principal place of business will be located in Maryland during the initial twelve (12) months of your employment with the Company. During this period, it is expected that you will need to spend a substantial portion of your time at the Company’s corporate headquarters located in Waltham, Massachusetts for strategic initiatives. During such time that you will be traveling to Waltham, the Company will reimburse you for your travel expenses and will also provide you access to Corporate supplied lodging. Based on business developments during the first ten (10) months of your employment, the parties agree that your principal place of business will be reassessed. If it is determined at that time that your principal place of business should change, the parties agree to negotiate a relocation package.

2. Severance Pay and Benefits upon Termination of Employment.

a. Termination Other Than for Cause, Death or Disability. Should the Company terminate your employment for reasons other than for “Cause”, “Death” or “Disability” (as these terms are defined in the Option Agreement), and conditioned upon your execution of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, then the Company will provide you with: (i) payments equal to six (6) months of your then current base salary, payable in installments over six (6) months, and in accordance with the Company’s normal payroll practices; and (ii) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law and if you properly elect to receive benefits under COBRA, six (6) months of your COBRA premiums at the Company’s normal rate of contribution for employees.

b. Termination upon a Change of Control. Should the Company terminate your employment within twelve (12) months of a “change of control” (as defined in the Option Agreement) of the Company and for reasons other than for “Cause”, “Death” or “Disability” (as these terms are defined in the Option Agreement), and conditioned upon your execution of a separation agreement which contains, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees, in a form satisfactory to the Company, and upon your compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, then the Company will provide you with: (i) payments equal to nine (9) months of your then current base salary, payable in installments over nine (9) months, and in accordance with the Company’s normal payroll practices; and (ii) if the Company is subject to COBRA or similar state law and if you properly elect to receive benefits under COBRA, nine (9) months of your COBRA premiums at the Company’s normal rate of contribution for employees. Definition of “other than cause” within this paragraph shall be expanded to include:

i.	the assignment to you of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by you immediately prior to a Change in Control;

ii.	the relocation of the your principal place of business to a location that is a distance of more than 50 miles from its location immediately prior to a Change in Control

c.	Any severance payments paid under this Section 2 will commence within 60 days of your separation from service.

d.	Nothing in Section 2 shall alter your status as an at-will employee.

3. Certifications by You. By signing this offer letter, you are certifying to the Company that (i) your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); and (ii) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

4. Required I-9 Documentation. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, our Vice President, Human Resources. Your employment with the Company is conditioned on your eligibility to work in the United States.

5. Confidentiality and Other Obligations by You. As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”). You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

6. Compliance with Section 409A of the Code.

a. Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 6a shall be paid in a lump sum after 6-months have elapsed since your termination of employment. Any other payments will be made according to the schedule provided for herein.

b. If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this Section 6b shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e. Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this Section 6e shall be a rule of construction and interpretation and nothing in this Section 6e shall cause a forfeiture of benefits on the part of you.

This offer letter, together with the Confidentiality Agreement and the Option Agreement and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from BG Medicine Inc.

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void. This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

This offer shall remain open, unless sooner revoked by the Company, through February 6, 2009.

Please acknowledge acceptance of this employment offer by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to Stacie Rader, Vice President, Human Resources.

Doug, we look forward to having you on the team.

Very truly yours,
BG Medicine, Inc.

By:	/s/Pieter Muntendam
Pieter Muntendam, MD
President and CEO

Accepted and Agreed to:

/s/ Doug White
Doug White

2/16/09
Start Date

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